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                                                                     EXHIBIT 15
                                                                     ----------



                     [Letterhead of Arthur Andersen & Co.]




     To the Stockholders and
     the Board of Directors of
     Delta Air Lines, Inc.:


     We are aware that Delta Air Lines, Inc. has incorporated by reference in this Registration Statement on Form S-8, its Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, which includes our report dated November 5, 1993 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                         /s/ ARTHUR ANDERSEN & CO.



     Atlanta, Georgia
     January 21, 1994